Exhibit 1

IDENTITY OF MEMBERS OF GROUP

Sanju K. Bansal is the holder of 2,357 shares of Class B Common Stock of MicroStrategy Incorporated (“Class B Common Stock”) and options exercisable within 60 days after December 31, 2003 to purchase 20,000 shares of Class A Common Stock of MicroStrategy Incorporated (“Class A Common Stock”); Shangri-La LLC, a Delaware limited liability company, is the holder of 540,887 shares of Class B Common Stock; the Sanjeev K. Bansal Qualified Annuity Trust #2 is the holder of 38,305 shares of Class B Common Stock; the Sanjeev K. Bansal Qualified Annuity Trust #3 is the holder of 50,000 shares of Class A Common Stock; and The Bansal Foundation is the holder of 5,800 shares of Class A Common Stock. Class B Common Stock is convertible at any time at the option of the holder into Class A Common Stock on a one-for-one basis. Mr. Bansal is the sole member of Shangri-La LLC and the sole trustee of each of the Sanjeev K. Bansal Qualified Annuity Trust #2, the Sanjeev K. Bansal Qualified Annuity Trust #3 and The Bansal Foundation. Accordingly, Mr. Bansal is the beneficial owner of the foregoing shares of Class A Common Stock and Class B Common Stock held by each of the above-named entities.

Page 6 of 6 Pages